Exhibit 1.01
Ford Motor Company
Conflict Minerals Report
For The Year Ended December 31, 2019

Ford Motor Company is a global company based in Dearborn, Michigan. With about 190,000 employees worldwide as of December 31, 2019, the Company designs, manufactures, markets, and services a full line of Ford cars, trucks, sport utility vehicles, electrified vehicles, and Lincoln luxury vehicles. The principal products we sell are automobiles, automotive components, and service parts.

In this report, “Ford,” the “Company,” “we,” “our,” “us,” or similar references mean Ford Motor Company, our consolidated subsidiaries, and our consolidated variable interest entities of which we are the primary beneficiary, unless the context requires otherwise.

1. Overview

Since 2014, public companies in the United States have been required to conduct due diligence to determine the origin of conflict minerals in their products and to report annually with the Securities and Exchange Commission. The disclosure rules are intended to further the humanitarian goal of ending violent conflict in the Democratic Republic of the Congo and adjoining countries, collectively referred to as the “Covered Countries.” The rules consider tin, tungsten, tantalum, and gold to be “conflict minerals” regardless from where they are sourced. We use the term “3TG” when discussing these minerals. By increasing the transparency of 3TG sources, the expectation is that funds from the mineral trade will not directly or indirectly benefit armed groups in the Covered Countries. Instead, these funds will be redirected to responsible sources of 3TG both in the Covered Countries and other Conflict Affected and High-Risk Areas (CAHRA).

3TG is used in many automotive parts and components, from engine assemblies to radio components. We work to ensure that the 3TG used in our vehicles is responsibly sourced. Ford defines a responsible source of 3TG as a smelter or refiner that provides 3TG material and has been validated as conformant to (i.e., successfully completed) or is active in (i.e., currently participating) a 3rd party audit of its management systems and sourcing practices according to one of the following schemes: the Responsible Minerals Assurance Process (RMAP); the London Bullion Market Association (LBMA); or the Responsible Jewelry Council (RJC) audit protocols. We expect the use of responsibly sourced 3TG in our supply chain to support the development of a “DRC conflict free” 3TG mineral trade in the Covered Countries.

To help us achieve our sourcing goals and to comply with the relevant disclosure rules, we expect our suppliers of components containing 3TG to conduct due diligence to understand the origins of 3TG in their components, source 3TG responsibly (as described above), and not knowingly provide us with 3TG parts that contribute to conflict. One of the best ways to provide transparency for the sources of 3TG is to disclose which 3TG smelters and refiners are reported by our supply chain. Smelters and refiners procure minerals that they process into usable metals. If our suppliers identify smelters or refiners that are not conformant to or active in a 3rd party responsible sourcing validation program, Ford asks suppliers to encourage the smelters or refiners to participate in RMAP or consider alternate sourcing arrangements.

Through our 2019 data collection and due diligence efforts described below, Ford has reason to believe some 3TG contained in our products may come from Covered Countries. Annex 1 to our report contains a list of confirmed smelters and refiners -- regardless of where they are located and regardless from where they sourced 3TG -- who were included in the reports submitted by our suppliers.

2. Reasonable Country of Origin Inquiry (RCOI)

We have instituted conflict minerals reporting requirements as part of our suppliers’ contractual obligations through our Supplier Social Responsibility and Anti-Corruption Requirements Web-Guide, and we request our suppliers to extend the same obligations to their suppliers. Since we are layers removed from the smelters and refiners in our supply chain, we rely on our direct suppliers to survey their suppliers who are expected to continue the cascade of reporting requirements until they identify all information concerning the origin of the 3TG contained in the products they supply to us. Our RCOI determination is based on smelter and refiner data received from our in-scope suppliers and compared to the Responsible Minerals Initiative (RMI) RCOI database, which contains aggregated data on the origins of 3TG from RMAP and LBMA conformant smelters and refiners. In some cases, information provided by our in-scope suppliers may be incomplete or over-inclusive, resulting in missing or additional RCOI data determination. In most cases, our direct suppliers are unable to confirm 3TG country of origin information.

RCOI Approach
For reporting purposes, we required our in-scope direct suppliers to complete the conflict minerals reporting template (CMRT) designed by the Responsible Mineral Initiative and Global e-Sustainability Initiative. Suppliers can submit their completed CMRT via email or by uploading it to a specific website.

To determine our in-scope suppliers, we performed a risk-based assessment of all suppliers of components or parts to our plants based on expected spend and 3TG content as reported through the International Material Data System (IMDS). In aggregate, our in-scope suppliers represent over 80% of our direct expenditures for components or parts. Through our analysis, we can confirm that over 60,000 parts in our vehicles contain some level of 3TG content. 3TG materials are found in parts from all of our major commodity groups including interior, exterior, electrical, chassis, and powertrain components. Of our in-scope parts, 99% contain tin, 11% contain tungsten, 16% contain tantalum, and 44% contain gold, with many parts containing more than one of the 3TG materials. All of our vehicles include components containing at least one 3TG material.

For the fifth year in a row, Ford received responses from 100% of the in-scope suppliers surveyed. We continue to work with our suppliers to improve the quality and completeness of their reports, and we provide direct feedback to suppliers if their reports are incomplete, inconsistent with information previously reported through IMDS, and/or their CMRT contained smelters or refiners that are not identified as conformant to or active in the RMAP, LBMA, or RJC responsible sourcing validation programs. The feedback to suppliers resulted in 72 suppliers significantly improving data on their CMRT by including smelter lists, increasing supplier response rates, and cross-checking the RMI smelter database for conformant smelter or refiner audit status. We also continued our efforts to determine country of origin by sending a direct inquiry to smelters and refiners reported in our supply chain that were not identified on the RMI RCOI list. Our RCOI dataset aggregates country of origin data provided by LBMA validated gold refiners. The data is not specific to an LBMA refiner and could refer to any or all LBMA-validated refiners.

3. Design of Due Diligence

Our due diligence measures have been designed to conform, in all material respects, with the 5-step framework in the Organisation for Economic Co-operation and Development Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas, Third Edition, 2016 (“OECD Guidance”) and the related supplements for 3TG.

4. Due Diligence Measures Performed

4.1 Management Systems

Our conflict minerals management system includes the following actions:

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Established an Executive Steering Team for conflict minerals compliance led by our Chief Operating Officer, North America and Vice President, Global Purchasing. The team includes the following members:

•	Chief Government Relations Officer

•	Chief Administrative Officer and General Counsel

•	Vice President, Sustainability, Environment and Safety Engineering

•	Chief Communications Officer

•	Vice President, Vehicle Component and System Engineering

•	Controller and Chief Financial Officer, Automotive

•
Established a cross-functional working level team to manage conflict minerals compliance. The working level team met biweekly and held semiannual meetings with the Executive Steering Team to review our conflict minerals compliance status, strategy, continuous improvement objectives, performance to metrics, and legislative updates

•
Built supply base knowledge capacity by developing training modules to ensure our suppliers understand our reporting and due diligence requirements and to assist them in their continuous improvement efforts to increase reporting transparency and source from conformant smelters and refiners

•	Instituted supplier report cards measuring conflict mineral reporting compliance, including survey response quality

•	Integrated supplier conflict mineral report cards into cross-functional executive business unit reviews, including Purchasing and Product Development input

•
Reported metrics including supplier survey response rate and quality of responses monthly to the Chief Operating Officer, North America and Vice President, Global Purchasing and integrated metrics into our human rights program

•	Established and communicated our conflict minerals sourcing policy on our public website available by clicking here or http://corporate.ford.com

•	Our conflict minerals policy is:

To the extent tin, tungsten, tantalum, and gold are contained in our products, it is Ford’s goal to use DRC conflict free minerals while continuing to support responsible in-region mineral sourcing from the Democratic Republic of the Congo and adjoining countries. As defined in Rule 13p-1 of the Securities Exchange Act of 1934 (the “Rule”), “DRC conflict free” means that a product does not contain conflict minerals necessary to the functionality or production of that product that directly or indirectly finance or benefit armed groups in the Democratic Republic of the Congo or an adjoining country.

Our suppliers are expected to conduct due diligence to understand the source of the conflict minerals used in Ford products, required to source responsibly, and not knowingly provide products containing minerals that contribute to conflict as described in the Rule. Suppliers are required to comply with Ford’s annual conflict minerals reporting requirements as published in our Social Responsibility and Anti-Corruption Requirements Web-Guide. Suppliers are expected to use smelters and refiners that have been validated as conformant to a 3rd party responsible mineral sourcing validation program. Additionally, Ford encourages suppliers to extend responsible sourcing and due diligence to include Conflict Affected and High Risk Areas (CAHRAS) as defined by the Organization for Economic Co-operation and Development (“OECD”) Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High Risk Areas, and the related supplements for 3TG

•	Instituted conflict minerals reporting requirements as part of our suppliers’ contractual obligations through our Supplier Social Responsibility and Anti-Corruption Requirements Web-Guide

•	Developed training materials for relevant employees outlining our supplier reporting requirements, reporting process, and time line

•
Maintained the use of our publicly available compliance mobile app, The Right Way, that provides a convenient grievance mechanism for employees, suppliers, or other stakeholders to report concerns related to our conflict minerals program - or any human rights issue - from anywhere in the world. The app contains our policies and commitments to human rights. It is available twenty-four hours a day, seven days a week and is available in seven languages. Training is given to employees to make them aware of the app. The Right Way is also publicly accessible, helping our suppliers and other partners become more familiar with our policies and practices. We have also made it available as “open source” material for other companies and groups

4.2 Identify and Assess Risk in the Supply Chain

We reviewed in-scope supplier CMRTs for:

•	Completion of all required reporting elements

•	Consistency between the expected 3TG metals reported as being intentionally added to the supplier’s products and the metals reported in IMDS

•	Presence of a smelter and refiner list that includes expected metals based on IMDS reporting

•	Suppliers’ sub-tier response rate reported from each CMRT supplier survey

•	Identification of smelters and refiners not participating in expected 3rd party validation programs reported in suppliers’ supply chain

•	Inclusion of conflict minerals policy that aligns to our conflict mineral expectations

We compared our suppliers’ smelter and refiner lists to the RMI smelter database, and for those smelters and refiners that appear on both lists, we were able to determine their audit status and gained visibility to assess potential risks in our supply chain. The RMI RMAP, RJC, and LBMA use independent 3rd party risk-based approach audits to confirm that smelters and refiners have carried out all 5-steps of the OECD Guidance framework.

We developed a database to aid in the analysis of supplier report data and to create tailored corrective actions to aid suppliers in improving the quality of their reports. We have dedicated resources and a cross-functional team managing our conflict mineral compliance and responsible sourcing efforts.

To strengthen our responsible sourcing expectations with our suppliers and increase risk awareness, Ford provided suppliers with a list of smelters and refiners reported in their CMRT that were not on the RMI public Conformant/Active list. Ford requested suppliers to complete additional due diligence, outreach, and/or consider alternate sourcing arrangements for those smelters and refiners.

Although cobalt is not included in the definition of “conflict minerals,” we expanded our risk assessment strategy to conduct due diligence on cobalt, another mineral in Ford’s supply chain originating from CAHRAs as defined by the OECD Guidance. In 2019, we surveyed our strategic cobalt suppliers to complete the Cobalt Reporting Template (CRT) and received a 100% response rate.

In 2019, Ford underwent an assessment of its cobalt due diligence management system for conformance with the requirements of the OECD Guidance. The assessment provided a benchmark against which Ford can continuously improve and also included suggestions for process optimization.

4.3 Design and Implement a Strategy to Respond to Identified Risk

We have instituted the following process to respond to identified risks in the supply base:

•	Established an escalation process to notify the Chief Operating Officer, North America and Vice President, Global Purchasing of risks when identified

•	Established a procedure for risk mitigation including monitoring, tracking, and reporting progress to the Chief Operating Officer, North America and Vice President, Global Purchasing

As part of our risk mitigation process, entities that are reported by our suppliers but that have not been confirmed as an “eligible” smelter or refiner are reported to RMI for validation and assessment. In 2019, if our suppliers’ lists contained smelters or refiners not identified on the RMI public “Conformant” or “Active” Smelter & Refiner RMAP lists, we immediately notified suppliers. We also directed the suppliers where to find the RMI “Conformant” and “Active” Smelter & Refiner information, encouraged our suppliers to complete outreach to their reported smelters and refiners that are not yet identified as “Conformant” or “Active,” and/or consider alternate sourcing arrangements.

We are an active member of the RMI Smelter Disposition team in order to better understand requirements and processes of smelters and refiners, as well as support research on any new smelters and refiners reported globally so they can be properly identified and engaged to complete RMAP. While we cross-recognize LBMA and RJC audit status, we directly contact smelters and refiners to request their participation in the RMI RMAP.

We chair the Automotive Industry Action Group (AIAG) Smelter Engagement Team (SET) on behalf of the North American Automotive Industry to lead and complete coordinated outreach directly to smelters and refiners. The AIAG SET encourages non-participating RMAP smelters and refiners to become conformant to RMAP. The AIAG SET advocates for responsible sourcing by completing coordinated smelter and refiner outreach and completing pre-audit visits annually.

Ford is a member of Drive Sustainability, a group coordinated by CSR Europe consisting of several automotive manufacturers who collaborate to enhance sustainability in their supply chains. Drive Sustainability aims to improve the social, ethical, and environmental performance of automotive supply chains, including the responsible sourcing of raw materials. In 2019, Drive Sustainability represented its members through its engagement with the European Partnership for Responsible Minerals (EPRM).

For the seventh consecutive year, we are an active member of the Public Private Alliance for Responsible Minerals Trade (PPA). The PPA is a multi-sector initiative between leaders in civil society, industry, and the US government that supports projects to improve the due diligence and governance systems needed for ethical supply chains from the Covered Countries. In 2019 our PPA membership fees contributed to:

▪	Providing funding for the report “The Barriers to Financial Access for the Responsible Minerals Trade in the Great Lakes Region”

▪
Releasing a Request for Information on priority issues to expand relative training and programs in the Great Lakes Region (GLR); the request received input from over 40 global and regional participants

▪
Deploying PPA’s second delegation to the GLR. The PPA delegates engaged with multiple in-region stakeholders to provide information regarding potential PPA projects that will address current issues facing mining communities in the GLR

▪
Conducting a co-creation session with the US Agency for International Development (USAID) that Ford attended to explore opportunities for longer-term planning and action to strengthen and enhance PPA membership, communication, and future projects

4.4 Carry Out Independent 3rd Party Audit of Smelter and Refiner Due Diligence Practices

Due to our position in the supply chain, we rely on RMI and their RMAP Cross-Recognition Program to determine if smelters and refiners reported by our suppliers are conformant with RMAP, LBMA, and RJC third party audit protocols to validate responsible sourcing. These audit standards have been developed to assess if companies have management systems in place to support and implement due diligence and responsible sourcing practices. We are an active member of various RMI workgroups, and we contribute to the development of RMI tools and processes used to support our program. We use the RMI audit status database and RCOI information as key inputs to help us manage risk in our supply chain. In addition, we actively review and assess other information such as publicly available incident reports, NGO reports, and government published information to help us assess risk in the supply base.

4.5 Report Annually on Supply Chain Due Diligence

This is our seventh Conflict Minerals Report and we plan to report annually. Our conflict minerals policy is available by clicking here and both our policy and our report are available on our website at http://corporate.ford.com. We also provide information regarding our conflict mineral disclosure and reporting in our Ford Sustainability Report at http://sustainability.ford.com.

5. Facilities Used to Process the Conflict Minerals in Products, if Known

We have surveyed our in-scope suppliers in an effort to identify the facilities used to process the 3TG contained in our products. The majority of our in-scope suppliers, 65%, provided a company-level CMRT that does not identify the smelters or refiners used for a particular part, component, or business customer. In cases where suppliers provided a part-level report, the identification of the smelters and refiners that support our specific products could not be determined due to lower tier suppliers reporting on a company basis. Therefore, we are unable to identify with certainty the specific facilities used to process the 3TG in our products and whether the 3TG in our products is from recycled/scrap sources. By comparing our in-scope suppliers’ smelter and refiner lists to the RMI Smelter Database, 302 RMI eligible 3TG smelters/refiners were reported by our in-scope suppliers as shown in Annex 1. Overall, 79% of the 302 smelters and refiners are considered “responsible sources of 3TG.” This was a decline in conformance rate from 2018 in which 83% were considered “responsible sources of 3TG.” The shutdown of many “conformant” tin smelters located in Indonesia was the major contributing factor to the overall decline in conformance rate.

We worked with over 100 in-scope suppliers providing parts containing gold components to complete additional due diligence if a non-conformant gold refiner was reported on company and product level reports. Through engaging with suppliers and educating them on the process to inquire with their tiered suppliers about sources of gold, we helped raise awareness and increase due diligence actions related to non-conformant gold refiners reported in our supply chain. This process enabled us to remove any gold refiner who was initially reported if they were not in Ford’s supply chain. Many of our in-scope gold suppliers continued to submit company-level CMRTs; therefore, we are still unable to confirm if several non-conformant gold refiners are in our supply chain or not.

The graphs below depict, by mineral, the number of smelters and refiners potentially in our supply chain that are participating (conformant/active) and are not participating in the RMAP, LBMA, or RJC audit protocol.

6. Country of Origin of the Conflict Minerals in Products, if Known

Through our leadership efforts as well as our due diligence actions, we have increased the transparency within our supply chain. In 2014, 41% of our in-scope suppliers provided a smelter and refiner list. In 2019, 68% of our in-scope suppliers provided a smelter and refiner list, allowing better determination of possible countries of origin and identification of facilities that process 3TG reported in our supply chain. We reviewed the RMI RCOI data against the 302 smelters and refiners reported by our supply chain to determine if any of our reported smelters and refiners sourced from the Covered Countries. We have reason to believe that 87 of the reported smelters and refiners might have sourced directly from the Covered Countries, and an additional 26 smelters and refiners might have indirectly sourced from the Covered Countries. All 113 of the smelters and refiners that have been identified as directly or indirectly sourcing from the Covered Countries were deemed conformant to the RMAP, LBMA, or RJC audit protocols as of December 31, 2019.

Based on the information provided by our suppliers as well as from the RMI RCOI data that includes aggregated country of origin for RMAP and LBMA conformant processing facilities, we believe the countries of origin (COO) of 3TG contained in our products may include the following Covered Countries by mineral:

Country of Origin	Gold	Recycled/ Scrap Gold	Tantalum	Tin	Tungsten
Burundi			x	x	x
Congo, Democratic Republic of the	x	x	x	x	x
Rwanda	x		x	x	x
Tanzania	x	x
Uganda	x			x	x
Zambia	x

Using the same methodology, we believe the COO of 3TG contained in our products may also include the following countries:

Argentina; Armenia; Australia; Austria; Azerbaijan; Bahamas; Belarus; Belgium; Benin; Bolivia; Bosnia and Herzegovina; Botswana; Brazil; Bulgaria; Burkina Faso; Cambodia; Cameroon; Canada; Cayman Islands; Chile; China; Colombia; Croatia; Curacao (Dutch Antilles); Cyprus; Czech Republic; Denmark; Dominican Republic; Ecuador; Egypt; El Salvador; Eritrea; Estonia; Ethiopia; Fiji; Finland; France; Gabon; Gambia; Georgia; Germany; Ghana; Greece; Guatemala; Guinea; Guyana; Honduras; Hong Kong; Hungary; Iceland; India; Indonesia; Iran*; Ireland; Israel; Italy; Ivory Coast; Japan; Jordan; Kazakhstan; Kenya; Kosovo; Kuwait; Kyrgyzstan; Laos; Latvia; Lebanon; Liberia; Libya; Liechtenstein; Lithuania; Luxembourg; Macau; Madagascar; Malaysia; Mali; Malta; Mauritania; Mauritius; Mexico; Mongolia; Morocco; Mozambique; Myanmar; Namibia; Netherlands; New Caledonia; New Zealand; Nicaragua; Niger; Nigeria; Norway; Pakistan; Panama; Papua New Guinea; Peru; Philippines; Poland; Portugal; Puerto Rico; Romania; Russian Federation; San Marino; Saudi Arabia; Senegal; Serbia; Sierra Leone; Singapore; Slovakia; Slovenia; Solomon Islands; South Africa; South Korea; Spain; Suriname; Swaziland; Sweden; Switzerland; Taiwan; Tajikistan; Thailand; Togo; Trinidad and Tobago; Tunisia; Turkey; Ukraine; United Arab Emirates; United Kingdom of Great Britain and Northern Ireland; United States of America; Uruguay; Uzbekistan; Vatican City; Venezuela; Vietnam; Yemen; Zimbabwe

* Ford does not directly import 3TG from Iran. 3TG in products supplied to us were substantially transformed prior to incorporation into our finished products.

7. Efforts to Determine the Mine or Location of Origin with the Greatest Possible Specificity

In an effort to determine the mine or location of origin of the 3TG in our products with the greatest possible specificity, we have taken the following actions:

•	Conducted RCOI for suppliers whose parts contain 3TG and surveyed those suppliers using a risk-based approach

•	Analyzed completed CMRTs from our suppliers for consistency with the 3TG content reported by suppliers in IMDS

•	Analyzed completed CMRTs from our suppliers for completeness, consistency, and for identification of smelters and refiners sourcing conflict minerals from the Covered Countries

•
Compared reports from our suppliers with the expected responses and when the information was incomplete or inconsistent with our conflict minerals policy or data expectations, we directly contacted our suppliers to obtain additional or clarifying information

•	Assessed the information provided by our suppliers with the RMI members-only smelter database to obtain country of origin information

•	Requested country of origin information directly from smelters and refiners not participating in RMAP

8. Steps We Have Taken or Will Take, if Any, to Mitigate the Risk that Conflict Minerals in Our Products Benefit Armed Groups, Including Any Steps to Improve Our Due Diligence

Ford’s policy is to source responsibly. We recognize, however, that strict avoidance of a given mineral or mineral origin could have unintended consequences, including the loss of livelihood for a local population. Ford supports responsible sourcing from the Covered Countries.

We review suppliers’ conflict minerals policies for alignment with our expectations. When suppliers’ policies indicate a ban on materials from the Covered Countries, we contact them to inform them of our expectation and the potential negative consequences of banning material from the Covered Countries.

Our goal is to improve the transparency of mineral sourcing within our supply chain while improving the capacity of smelters and refiners globally to ensure that 3TG originating from the Covered Countries does not fund armed groups or conflict in the area. We aim to increase all smelter and refiner participation in RMAP, LBMA, or RJC 3rd party validation programs to ensure responsible sourcing from the Covered Countries. Specifically, we set goals to: (i) obtain a 100% response rate from in-scope suppliers, (ii) increase the number of suppliers that provide a smelter and refiner list, (iii) increase our suppliers’ use of only responsible sources of 3TG so we can better determine COO and ensure responsible sourcing, and (iv) continuously improve our due diligence efforts. We have taken the following actions in support of these goals:

•	We made conflict minerals reporting a contractual requirement for our suppliers and we expect our suppliers to use audited “DRC conflict free” smelters and refiners

•	We achieved a supplier conflict minerals reporting response rate of 100% for the fifth year in a row. We continue to work with our suppliers to improve the quality and completeness of their reports

•	In 2019 approximately 14% of suppliers reported only using conformant or active smelters and refiners

•
Through RMI eLearning, we created a curriculum for suppliers to complete, allowing Ford to track supplier engagement and capacity building. Ten percent of our suppliers are actively completing the curriculum and we aim to increase participation and provide progress updates for 2020

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We completed a direct inquiry to 53 smelters and refiners whose source of 3TG were not identified in RMI’s RCOI data.  Ford requested country of origin of mined material, status of recycled scrap, and any due diligence validation information. One tungsten smelter and one gold refiner responded, and both stated they do not source from the Covered Countries. The tungsten facility is “active” in RMAP and meets Ford’s requirements to be a responsible source of tungsten. The gold refiner responded that its source of gold is from industrial recycling. Currently, Ford does not consider this refiner to be a responsible source of gold, and Ford will continue to engage in outreach to this refiner to participate in RMAP

•
We are an active member of RMI (member ID FORD) and participate in cross-industry smelter and refiner outreach efforts to identify eligibility for the RMAP audit program. We also encouraged smelter and refiner participation in the RMAP. We directly contacted 60 smelters and refiners. In addition, through the AIAG SET, we led AIAG’s coordinated industry outreach efforts to encourage smelter and refiner participation in RMI’s audit program

•
On behalf of AIAG, Ford completed two pre-audit visits to gold refiners in India to support their participation in RMAP. One of these refiners has taken steps to receive assistance from RMI to complete the RMAP. The two pre-audit visits were part of the RMI India Gold Delegation. As one of the AIAG delegates, Ford attended an OECD-led Indian Responsible Gold Sourcing conference to progress standardization and alignment of Indian Responsible Sourcing of Gold Guidelines, including utilization of established responsible sourcing schemes (RJC, LBMA, and RMAP). The delegation toured one LBMA conformant refiner and one RMAP conformant gold refiner. During all events, we communicated our customer expectations and the importance of using only responsibly sourced gold directly to Indian gold refiners

•	We participate in the AIAG Responsible Minerals Working Group to help scope the industry due diligence best practices

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We actively participated in various RMI working groups, including Cobalt, Gold, Blockchain, SET, CMRT, Smelter disposition, Multi-stakeholder, Plenary, Due Diligence Practices, Mica, and Mining Engagement Team (MET)

•
Through active participation in the RMI Mining Engagement Team, we investigated the use of the RMI Risk Readiness Assessment (RRA) in our due diligence process. We assessed voluntary standards and provided input to develop the issue areas and industry norms incorporated into the RRA

•	We attended the OECD conference on the Responsible Sourcing of Minerals and the RMI Annual Conference

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Ford presented at AIAG: Responsible Materials Industry Briefing, focusing on educating automotive industry suppliers and original equipment manufacturers (OEMs) about how to and why we complete smelter and refiner outreach to participate in RMAP, RMI free tools, and best practices to enhance smelter and refiner due diligence and outreach

•
In 2019, Ford served on the PPA Projects and Resources Work group. We evaluated and prioritized recommended projects in the Covered Countries for PPA funding, resulting in the commissioning of a report by Sofala Partners and BetterChain on the roles of financial institutions in promoting responsible minerals trade, barriers to their engagement, and options to expand artisanal small mining (ASM) access to finance. This report informed PPA potential pilot projects that Ford also evaluated in order to test promising models to increase the ability of legitimate actors in the ASM sector to access financing

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The responsible sourcing of raw materials (including 3TG) was identified as one of nine identified salient issues in our 2018 human rights saliency assessment conducted in line with the UN Guiding Principles Reporting Framework (UNGPRF). We will annually report progress to our actions through our Sustainability Report and the UN Guiding Principles Reporting Framework Index

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As members of the Responsible Business Alliance (RBA), we utilized the Validated Audit Process (VAP) for our 3rd party on-site supplier audits.   These audits were conducted and validated by external parties and are used to assess suppliers’ performance to human rights, health and safety, and environmental expectations.  These audits were conducted at the manufacturing site level and differ from the RMAP audit protocols used for smelters and refiners

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For the third year in a row, we issued over 500 supplier Self-Assessment Questionnaires (SAQs) to our tier 1 suppliers to aid us in assessing risk in our supply chain. Responses to the SAQs served as one of several inputs into our risk assessment used to determine candidates for further supply chain capacity building or additional due diligence. The SAQ included a conflict minerals provision that can be used to assess suppliers’ Conflict Mineral policies and reporting who may not be in-scope for a particular Conflict Minerals Reporting Year

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As a founding member of the Responsible Sourcing Blockchain Network (RSBN), we partnered with IBM and cross-industry leaders on a pilot to develop a minimum viable product in 2019. RCS Global assessed and validated each cobalt supply chain participant against responsible sourcing requirements set by the OECD and relevant industry organization standards, such as the RMI blockchain guidelines. The RSBN aims to provide traceability and verification of responsible sourcing practices from mine to market. A governance board representing members across automotive and consumer electronics industries, including their supply chains and the mining sector, was formed to help ensure the network’s functionality and adherence to good practices

Our Goals for 2020

Ford will continue its commitment to responsible 3TG sourcing by collaborating with industry groups and NGOs, engaging suppliers in continuous improvements to adopt best practices, and improving internal risk assessment and management systems. Our goals to achieve continuous improvement include:

•	Continue engaging suppliers to increase use of only conformant or active RMAP, LBMA, RJC smelters and refiners

•	Increase participation of suppliers in due diligence capacity building training such as the RMI eLearning curriculum

•
Further investigate employing RMI Risk Readiness Assessments to improve understanding of the due diligence practices of mineral supply chain processors and their relevant risk management practices and performance

•	Continue exploring integration of cross-industry resources such as the RMI CAHRA tool into risk assessments

•	Continue developing and cascading training materials for relevant employees outlining mineral due diligence and supplier responsible sourcing requirements

•	Expand our cobalt due diligence according to the corrective action plan resulting from an assessment of our due diligence management systems against OECD requirements and guidance

Annex 1

Metal	Company Name	Smelter Country
Gold	8853 S.p.A.*	ITALY
Gold	Abington Reldan Metals, LLC	UNITED STATES OF AMERICA
Gold	Advanced Chemical Company*	UNITED STATES OF AMERICA
Gold	African Gold Refinery	UGANDA
Gold	Aida Chemical Industries Co., Ltd.*	JAPAN
Gold	Al Etihad Gold Refinery DMCC	UNITED ARAB EMIRATES
Gold	Allgemeine Gold-und Silberscheideanstalt A.G.*	GERMANY
Gold	Almalyk Mining and Metallurgical Complex (AMMC)*	UZBEKISTAN
Gold	AngloGold Ashanti Corrego do Sitio Mineracao*	BRAZIL
Gold	Argor-Heraeus S.A.*	SWITZERLAND
Gold	Asahi Pretec Corp.*	JAPAN
Gold	Asahi Refining Canada Ltd.*	CANADA
Gold	Asahi Refining USA Inc.*	UNITED STATES OF AMERICA
Gold	Asaka Riken Co., Ltd.*	JAPAN
Gold	Atasay Kuyumculuk Sanayi Ve Ticaret A.S.	TURKEY
Gold	AU Traders and Refiners*	SOUTH AFRICA
Gold	Aurubis AG*	GERMANY
Gold	Bangalore Refinery*	INDIA
Gold	Bangko Sentral ng Pilipinas (Central Bank of the Philippines)*	PHILIPPINES
Gold	Boliden AB*	SWEDEN
Gold	C. Hafner GmbH + Co. KG*	GERMANY
Gold	C.I Metales Procesados Industriales SAS	COLOMBIA
Gold	Caridad	MEXICO
Gold	CCR Refinery - Glencore Canada Corporation*	CANADA
Gold	Cendres + Metaux S.A.*	SWITZERLAND
Gold	CGR Metalloys Pvt Ltd.	INDIA
Gold	Chimet S.p.A.*	ITALY
Gold	Chugai Mining*	JAPAN
Gold	Daye Non-Ferrous Metals Mining Ltd.	CHINA
Gold	Degussa Sonne / Mond Goldhandel GmbH	GERMANY
Gold	Dijllah Gold Refinery FZC	UNITED ARAB EMIRATES
Gold	DODUCO Contacts and Refining GmbH*	GERMANY
Gold	Dowa*	JAPAN
Gold	DS PRETECH Co., Ltd.*	KOREA, REPUBLIC OF
Gold	DSC (Do Sung Corporation)*	KOREA, REPUBLIC OF
Gold	Eco-System Recycling Co., Ltd. East Plant*	JAPAN
Gold	Eco-System Recycling Co., Ltd. North Plant*	JAPAN
Gold	Eco-System Recycling Co., Ltd. West Plant*	JAPAN
Gold	Emirates Gold DMCC*	UNITED ARAB EMIRATES
Gold	Fidelity Printers and Refiners Ltd.	ZIMBABWE
Gold	Fujairah Gold FZC	UNITED ARAB EMIRATES
Gold	GCC Gujrat Gold Centre Pvt. Ltd.	INDIA
Gold	Geib Refining Corporation*	UNITED STATES OF AMERICA
Gold	Gold Coast Refinery	GHANA
Gold	Gold Refinery of Zijin Mining Group Co., Ltd.*	CHINA
Gold	Great Wall Precious Metals Co., Ltd. of CBPM	CHINA

Gold	Guangdong Jinding Gold Limited	CHINA
Gold	Guoda Safina High-Tech Environmental Refinery Co., Ltd.	CHINA
Gold	Hangzhou Fuchunjiang Smelting Co., Ltd.	CHINA
Gold	Heimerle + Meule GmbH*	GERMANY
Gold	Heraeus Metals Hong Kong Ltd.*	CHINA
Gold	Heraeus Precious Metals GmbH & Co. KG*	GERMANY
Gold	Hunan Chenzhou Mining Co., Ltd.	CHINA
Gold	Hunan Guiyang yinxing Nonferrous Smelting Co., Ltd.	CHINA
Gold	HwaSeong CJ CO., LTD.	KOREA, REPUBLIC OF
Gold	Inner Mongolia Qiankun Gold and Silver Refinery Share Co., Ltd.*	CHINA
Gold	International Precious Metal Refiners	UNITED ARAB EMIRATES
Gold	Ishifuku Metal Industry Co., Ltd.*	JAPAN
Gold	Istanbul Gold Refinery*	TURKEY
Gold	Italpreziosi*	ITALY
Gold	JALAN & Company	INDIA
Gold	Japan Mint*	JAPAN
Gold	Jiangxi Copper Co., Ltd.*	CHINA
Gold	JSC Uralelectromed*	RUSSIAN FEDERATION
Gold	JX Nippon Mining & Metals Co., Ltd.*	JAPAN
Gold	Kaloti Precious Metals	UNITED ARAB EMIRATES
Gold	Kazakhmys Smelting LLC	KAZAKHSTAN
Gold	Kazzinc*	KAZAKHSTAN
Gold	Kennecott Utah Copper LLC*	UNITED STATES OF AMERICA
Gold	KGHM Polska Miedz Spolka Akcyjna*	POLAND
Gold	Kojima Chemicals Co., Ltd.*	JAPAN
Gold	Korea Zinc Co., Ltd.*	KOREA, REPUBLIC OF
Gold	Kyrgyzaltyn JSC*	KYRGYZSTAN
Gold	Kyshtym Copper-Electrolytic Plant ZAO	RUSSIAN FEDERATION
Gold	L'azurde Company For Jewelry	SAUDI ARABIA
Gold	Lingbao Gold Co., Ltd.	CHINA
Gold	Lingbao Jinyuan Tonghui Refinery Co., Ltd.	CHINA
Gold	L'Orfebre S.A.*	ANDORRA
Gold	LS-NIKKO Copper Inc.*	KOREA, REPUBLIC OF
Gold	LT Metal Ltd.*	KOREA, REPUBLIC OF
Gold	Luoyang Zijin Yinhui Gold Refinery Co., Ltd.	CHINA
Gold	Marsam Metals*	BRAZIL
Gold	Materion*	UNITED STATES OF AMERICA
Gold	Matsuda Sangyo Co., Ltd.*	JAPAN
Gold	Metalor Technologies (Hong Kong) Ltd.*	CHINA
Gold	Metalor Technologies (Singapore) Pte., Ltd.*	SINGAPORE
Gold	Metalor Technologies (Suzhou) Ltd.*	CHINA
Gold	Metalor Technologies S.A.*	SWITZERLAND
Gold	Metalor USA Refining Corporation*	UNITED STATES OF AMERICA
Gold	Metalurgica Met-Mex Penoles S.A. De C.V.*	MEXICO
Gold	Mitsubishi Materials Corporation*	JAPAN
Gold	Mitsui Mining and Smelting Co., Ltd.*	JAPAN
Gold	MMTC-PAMP India Pvt., Ltd.*	INDIA
Gold	Modeltech Sdn Bhd	MALAYSIA

Gold	Morris and Watson	NEW ZEALAND
Gold	Moscow Special Alloys Processing Plant*	RUSSIAN FEDERATION
Gold	Nadir Metal Rafineri San. Ve Tic. A.S.*	TURKEY
Gold	Navoi Mining and Metallurgical Combinat	UZBEKISTAN
Gold	NH Recytech Company	KOREA, REPUBLIC OF
Gold	Nihon Material Co., Ltd.*	JAPAN
Gold	Ogussa Osterreichische Gold- und Silber-Scheideanstalt GmbH*	AUSTRIA
Gold	Ohura Precious Metal Industry Co., Ltd.*	JAPAN
Gold	OJSC "The Gulidov Krasnoyarsk Non-Ferrous Metals Plant" (OJSC Krastsvetmet)*	RUSSIAN FEDERATION
Gold	OJSC Novosibirsk Refinery*	RUSSIAN FEDERATION
Gold	PAMP S.A.*	SWITZERLAND
Gold	Pease & Curren	UNITED STATES OF AMERICA
Gold	Penglai Penggang Gold Industry Co., Ltd.	CHINA
Gold	Planta Recuperadora de Metales SpA*	CHILE
Gold	Prioksky Plant of Non-Ferrous Metals*	RUSSIAN FEDERATION
Gold	PT Aneka Tambang (Persero) Tbk*	INDONESIA
Gold	PX Precinox S.A.*	SWITZERLAND
Gold	QG Refining, LLC	UNITED STATES OF AMERICA
Gold	Rand Refinery (Pty) Ltd.*	SOUTH AFRICA
Gold	Refinery of Seemine Gold Co., Ltd.	CHINA
Gold	REMONDIS PMR B.V.*	NETHERLANDS
Gold	Royal Canadian Mint*	CANADA
Gold	SAAMP*	FRANCE
Gold	Sabin Metal Corp.	UNITED STATES OF AMERICA
Gold	Safimet S.p.A*	ITALY
Gold	SAFINA A.S.**, ***	CZECH REPUBLIC
Gold	Sai Refinery	INDIA
Gold	Samduck Precious Metals*	KOREA, REPUBLIC OF
Gold	Samwon Metals Corp.	KOREA, REPUBLIC OF
Gold	SAXONIA Edelmetalle GmbH*	GERMANY
Gold	SEMPSA Joyeria Plateria S.A.*	SPAIN
Gold	Shandong Humon Smelting Co., Ltd.	CHINA
Gold	Shandong Tiancheng Biological Gold Industrial Co., Ltd.	CHINA
Gold	Shandong Zhaojin Gold & Silver Refinery Co., Ltd.*	CHINA
Gold	Sichuan Tianze Precious Metals Co., Ltd.*	CHINA
Gold	Singway Technology Co., Ltd.*	TAIWAN, PROVINCE OF CHINA
Gold	SOE Shyolkovsky Factory of Secondary Precious Metals*	RUSSIAN FEDERATION
Gold	Solar Applied Materials Technology Corp.*	TAIWAN, PROVINCE OF CHINA
Gold	Sovereign Metals	INDIA
Gold	State Research Institute Center for Physical Sciences and Technology	LITHUANIA
Gold	Sudan Gold Refinery	SUDAN
Gold	Sumitomo Metal Mining Co., Ltd.*	JAPAN
Gold	SungEel HiMetal Co., Ltd.*	KOREA, REPUBLIC OF
Gold	T.C.A S.p.A*	ITALY
Gold	Tanaka Kikinzoku Kogyo K.K.*	JAPAN
Gold	The Refinery of Shandong Gold Mining Co., Ltd.*	CHINA

Gold	Tokuriki Honten Co., Ltd.*	JAPAN
Gold	Tongling Nonferrous Metals Group Co., Ltd.	CHINA
Gold	Tony Goetz NV	BELGIUM
Gold	TOO Tau-Ken-Altyn	KAZAKHSTAN
Gold	Torecom*	KOREA, REPUBLIC OF
Gold	Umicore Brasil Ltda.*	BRAZIL
Gold	Umicore Precious Metals Thailand*	THAILAND
Gold	Umicore S.A. Business Unit Precious Metals Refining*	BELGIUM
Gold	United Precious Metal Refining, Inc.*	UNITED STATES OF AMERICA
Gold	Valcambi S.A.*	SWITZERLAND
Gold	Western Australian Mint (T/a The Perth Mint)*	AUSTRALIA
Gold	WIELAND Edelmetalle GmbH*	GERMANY
Gold	Yamakin Co., Ltd.*	JAPAN
Gold	Yokohama Metal Co., Ltd.*	JAPAN
Gold	Yunnan Copper Industry Co., Ltd.	CHINA
Gold	Zhongyuan Gold Smelter of Zhongjin Gold Corporation*	CHINA
Tantalum	Asaka Riken Co., Ltd.*	JAPAN
Tantalum	Changsha South Tantalum Niobium Co., Ltd.*	CHINA
Tantalum	CP Metals Inc.**	UNITED STATES OF AMERICA
Tantalum	D Block Metals, LLC*	UNITED STATES OF AMERICA
Tantalum	Exotech Inc.*	UNITED STATES OF AMERICA
Tantalum	F&X Electro-Materials Ltd.*	CHINA
Tantalum	FIR Metals & Resource Ltd.*	CHINA
Tantalum	Global Advanced Metals Aizu*	JAPAN
Tantalum	Global Advanced Metals Boyertown*	UNITED STATES OF AMERICA
Tantalum	Guangdong Zhiyuan New Material Co., Ltd.*	CHINA
Tantalum	H.C. Starck Co., Ltd.*	THAILAND
Tantalum	H.C. Starck Hermsdorf GmbH*	GERMANY
Tantalum	H.C. Starck Inc.*	UNITED STATES OF AMERICA
Tantalum	H.C. Starck Ltd.*	JAPAN
Tantalum	H.C. Starck Smelting GmbH & Co. KG*	GERMANY
Tantalum	H.C. Starck Tantalum and Niobium GmbH*	GERMANY
Tantalum	Hengyang King Xing Lifeng New Materials Co., Ltd.*	CHINA
Tantalum	Jiangxi Dinghai Tantalum & Niobium Co., Ltd.*	CHINA
Tantalum	Jiangxi Tuohong New Raw Material*	CHINA
Tantalum	JiuJiang JinXin Nonferrous Metals Co., Ltd.*	CHINA
Tantalum	Jiujiang Tanbre Co., Ltd.*	CHINA
Tantalum	Jiujiang Zhongao Tantalum & Niobium Co., Ltd.*	CHINA
Tantalum	KEMET Blue Metals*	MEXICO
Tantalum	KEMET Blue Powder*	UNITED STATES OF AMERICA
Tantalum	LSM Brasil S.A.*	BRAZIL
Tantalum	Metallurgical Products India Pvt., Ltd.*	INDIA
Tantalum	Mineracao Taboca S.A.*	BRAZIL
Tantalum	Mitsui Mining and Smelting Co., Ltd.*	JAPAN
Tantalum	Ningxia Orient Tantalum Industry Co., Ltd.*	CHINA
Tantalum	NPM Silmet AS*	ESTONIA
Tantalum	PRG Dooel*	NORTH MACEDONIA, REPUBLIC OF
Tantalum	QuantumClean*	UNITED STATES OF AMERICA

Tantalum	Resind Industria e Comercio Ltda.*	BRAZIL
Tantalum	Solikamsk Magnesium Works OAO*	RUSSIAN FEDERATION
Tantalum	Taki Chemical Co., Ltd.*	JAPAN
Tantalum	Telex Metals*	UNITED STATES OF AMERICA
Tantalum	Ulba Metallurgical Plant JSC*	KAZAKHSTAN
Tantalum	XinXing HaoRong Electronic Material Co., Ltd.*	CHINA
Tantalum	Yanling Jincheng Tantalum & Niobium Co., Ltd.*	CHINA
Tin	Alpha*	UNITED STATES OF AMERICA
Tin	An Vinh Joint Stock Mineral Processing Company	VIET NAM
Tin	Chenzhou Yunxiang Mining and Metallurgy Co., Ltd.*	CHINA
Tin	Chifeng Dajingzi Tin Industry Co., Ltd.*	CHINA
Tin	China Tin Group Co., Ltd.*	CHINA
Tin	Dongguan CiEXPO Environmental Engineering Co., Ltd.**	CHINA
Tin	Dowa*	JAPAN
Tin	Electro-Mechanical Facility of the Cao Bang Minerals & Metallurgy Joint Stock Company	VIET NAM
Tin	EM Vinto*	BOLIVIA (PLURINATIONAL STATE OF)
Tin	Estanho de Rondonia S.A.	BRAZIL
Tin	Fenix Metals*	POLAND
Tin	Gejiu City Fuxiang Industry and Trade Co., Ltd.	CHINA
Tin	Gejiu Fengming Metallurgy Chemical Plant*	CHINA
Tin	Gejiu Kai Meng Industry and Trade LLC*	CHINA
Tin	Gejiu Non-Ferrous Metal Processing Co., Ltd.*	CHINA
Tin	Gejiu Yunxin Nonferrous Electrolysis Co., Ltd.*	CHINA
Tin	Gejiu Zili Mining And Metallurgy Co., Ltd.*	CHINA
Tin	Guangdong Hanhe Non-Ferrous Metal Co., Ltd.*	CHINA
Tin	Guanyang Guida Nonferrous Metal Smelting Plant*	CHINA
Tin	HuiChang Hill Tin Industry Co., Ltd.*	CHINA
Tin	Huichang Jinshunda Tin Co., Ltd.*	CHINA
Tin	Jiangxi New Nanshan Technology Ltd.*	CHINA
Tin	Luna Smelter, Ltd.**	RWANDA
Tin	Ma'anshan Weitai Tin Co., Ltd.*	CHINA
Tin	Magnu's Minerais Metais e Ligas Ltda.*	BRAZIL
Tin	Malaysia Smelting Corporation (MSC)*	MALAYSIA
Tin	Melt Metais e Ligas S.A.*	BRAZIL
Tin	Metallic Resources, Inc.*	UNITED STATES OF AMERICA
Tin	Metallo Belgium N.V.*	BELGIUM
Tin	Metallo Spain S.L.U.*	SPAIN
Tin	Mineracao Taboca S.A.*	BRAZIL
Tin	Minsur*	PERU
Tin	Mitsubishi Materials Corporation*	JAPAN
Tin	Modeltech Sdn Bhd	MALAYSIA
Tin	Nghe Tinh Non-Ferrous Metals Joint Stock Company	VIET NAM
Tin	O.M. Manufacturing (Thailand) Co., Ltd.*	THAILAND
Tin	O.M. Manufacturing Philippines, Inc.*	PHILIPPINES
Tin	Operaciones Metalurgicas S.A.*	BOLIVIA (PLURINATIONAL STATE OF)
Tin	Pongpipat Company Limited	MYANMAR

Tin	Precious Minerals and Smelting Limited**	INDIA
Tin	PT Artha Cipta Langgeng*	INDONESIA
Tin	PT Mitra Stania Prima*	INDONESIA
Tin	PT Refined Bangka Tin*	INDONESIA
Tin	PT Timah Tbk Kundur*	INDONESIA
Tin	PT Timah Tbk Mentok*	INDONESIA
Tin	Resind Industria e Comercio Ltda.*	BRAZIL
Tin	Rui Da Hung*	TAIWAN, PROVINCE OF CHINA
Tin	Soft Metais Ltda.*	BRAZIL
Tin	Super Ligas	BRAZIL
Tin	Thai Nguyen Mining and Metallurgy Co., Ltd.*	VIET NAM
Tin	Thaisarco*	THAILAND
Tin	Tin Technology & Refining*	UNITED STATES OF AMERICA
Tin	Tuyen Quang Non-Ferrous Metals Joint Stock Company	VIET NAM
Tin	White Solder Metalurgia e Mineracao Ltda.*	BRAZIL
Tin	Yunnan Chengfeng Non-ferrous Metals Co., Ltd.*	CHINA
Tin	Yunnan Tin Company Limited*	CHINA
Tin	Yunnan Yunfan Non-ferrous Metals Co., Ltd.*	CHINA
Tungsten	A.L.M.T. Corp.*	JAPAN
Tungsten	ACL Metais Eireli*	BRAZIL
Tungsten	Albasteel Industria e Comercio de Ligas Para Fundicao Ltd.**	BRAZIL
Tungsten	Asia Tungsten Products Vietnam Ltd.*	VIET NAM
Tungsten	Chenzhou Diamond Tungsten Products Co., Ltd.*	CHINA
Tungsten	China Molybdenum Co., Ltd.	CHINA
Tungsten	Chongyi Zhangyuan Tungsten Co., Ltd.*	CHINA
Tungsten	CNMC (Guangxi) PGMA Co., Ltd.	CHINA
Tungsten	CP Metals Inc.**	UNITED STATES OF AMERICA
Tungsten	Fujian Ganmin RareMetal Co., Ltd.*	CHINA
Tungsten	Fujian Jinxin Tungsten Co., Ltd.*	CHINA
Tungsten	Ganzhou Haichuang Tungsten Co., Ltd.*	CHINA
Tungsten	Ganzhou Huaxing Tungsten Products Co., Ltd.*	CHINA
Tungsten	Ganzhou Jiangwu Ferrotungsten Co., Ltd.*	CHINA
Tungsten	Ganzhou Seadragon W & Mo Co., Ltd.*	CHINA
Tungsten	Global Tungsten & Powders Corp.*	UNITED STATES OF AMERICA
Tungsten	Guangdong Xianglu Tungsten Co., Ltd.*	CHINA
Tungsten	H.C. Starck Smelting GmbH & Co. KG*	GERMANY
Tungsten	H.C. Starck Tungsten GmbH*	GERMANY
Tungsten	Hunan Chenzhou Mining Co., Ltd.*	CHINA
Tungsten	Hunan Chuangda Vanadium Tungsten Co., Ltd. Wuji*	CHINA
Tungsten	Hunan Chunchang Nonferrous Metals Co., Ltd.*	CHINA
Tungsten	Hunan Litian Tungsten Industry Co., Ltd.*	CHINA
Tungsten	Hydrometallurg, JSC*	RUSSIAN FEDERATION
Tungsten	Japan New Metals Co., Ltd.*	JAPAN
Tungsten	Jiangwu H.C. Starck Tungsten Products Co., Ltd.*	CHINA
Tungsten	Jiangxi Gan Bei Tungsten Co., Ltd.*	CHINA
Tungsten	Jiangxi Minmetals Gao'an Non-ferrous Metals Co., Ltd.	CHINA

Tungsten	Jiangxi Tonggu Non-ferrous Metallurgical & Chemical Co., Ltd.*	CHINA
Tungsten	Jiangxi Xianglu Tungsten Co., Ltd.**	CHINA
Tungsten	Jiangxi Xinsheng Tungsten Industry Co., Ltd.*	CHINA
Tungsten	Jiangxi Yaosheng Tungsten Co., Ltd.*	CHINA
Tungsten	JSC "Kirovgrad Hard Alloys Plant"**	RUSSIAN FEDERATION
Tungsten	Kennametal Fallon*	UNITED STATES OF AMERICA
Tungsten	Kennametal Huntsville*	UNITED STATES OF AMERICA
Tungsten	KGETS Co., Ltd.*	KOREA, REPUBLIC OF
Tungsten	Lianyou Metals Co., Ltd.*	TAIWAN, PROVINCE OF CHINA
Tungsten	Malipo Haiyu Tungsten Co., Ltd.*	CHINA
Tungsten	Masan Tungsten Chemical LLC (MTC)*	VIET NAM
Tungsten	Moliren Ltd.*	RUSSIAN FEDERATION
Tungsten	Niagara Refining LLC*	UNITED STATES OF AMERICA
Tungsten	Philippine Chuangxin Industrial Co., Inc.*	PHILIPPINES
Tungsten	Tejing (Vietnam) Tungsten Co., Ltd.*	VIET NAM
Tungsten	Unecha Refractory metals plant*	RUSSIAN FEDERATION
Tungsten	Wolfram Bergbau und Hutten AG*	AUSTRIA
Tungsten	Woltech Korea Co., Ltd.*	KOREA, REPUBLIC OF
Tungsten	Xiamen Tungsten (H.C.) Co., Ltd.*	CHINA
Tungsten	Xiamen Tungsten Co., Ltd.*	CHINA
Tungsten	Xinfeng Huarui Tungsten & Molybdenum New Material Co., Ltd.*	CHINA
Tungsten	Xinhai Rendan Shaoguan Tungsten Co., Ltd.*	CHINA

* “Conformant” indicates conformant to a 3rd Party Responsible Sourcing Validation Program (RMAP, LBMA, RJC) based on information provided to RMI member companies as of December 31, 2019.
** “Active” indicates actively participating in a 3rd Party Responsible Sourcing Validation Program (RMAP, LBMA, RJC) based on information provided to RMI member companies as of December 31, 2019.
*** The reporting period includes sourcing that took place subsequent to the entity no longer being sanctioned.